Exhibit 10.1

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”), made and entered into as of the        day of                     , 2009, by and between Equifax Inc., a Georgia corporation (the “Company”), and [*Name of Director/Executive Officer*] (“Indemnitee”).

RECITALS:

WHEREAS, Indemnitee is currently serving or is about to begin serving as a director or executive officer of the Company and in the future may serve in some other Corporate Status  (such term and certain other capitalized terms used herein being defined in Section 16); and

WHEREAS, the Company’s Amended and Restated Articles of Incorporation (the  “Articles”) provide for indemnification of directors and officers to the fullest extent permitted under the Georgia Business Corporation Code, as amended (the “GBCC”), and such Articles and the GBCC permit the Board of Directors to authorize contracts between the Company and the directors and officers of the Company providing for rights of indemnification of such directors and officers in addition to the rights provided in the Amended and Restated Bylaws of the Company (the “Bylaws”) or otherwise; and

WHEREAS, the Board of Directors of the Company has determined that the continuation of present trends in litigation will make it more difficult to attract and retain competent and experienced persons to serve as directors and officers, that this situation is detrimental to the best interests of the Company’s shareholders and that therefore the Company should act to assure its directors and officers that there will be increased certainty of indemnification protection in the future; and

WHEREAS, the rights of indemnification and advancement of Expenses provided by this Agreement are intended to  supplement any other rights with respect to indemnification or advancement to which Indemnitee may at any time be entitled under the GBCC, applicable law, the Articles, the Bylaws, any agreement, a vote of shareholders, a resolution of directors, any court order (including without limitation pursuant to GBCC Section 14-2-854) or otherwise (“Other Rights”) and shall not be deemed a substitute therefor, nor to diminish or abrogate any such Other Rights of Indemnitee; and

WHEREAS, in recognition of the need to provide Indemnitee with substantial protection against personal liability and in order to induce Indemnitee to continue to serve as a director or officer of the Company, the Company  has determined and agreed to enter into this Agreement with Indemnitee;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto stipulate and agree as follows:

1.                           Indemnification of Indemnitee.

(a)       Subject to Section 5, the Company hereby agrees to hold harmless and indemnify Indemnitee against Liability incurred in connection with a Proceeding to which Indemnitee was or is a Party by reason of Indemnitee’s Corporate Status to the fullest extent permitted by the GBCC, as the same now exists or may hereafter be amended (but only to the extent any such amendment permits the Company to provide broader indemnification rights than the GBCC permitted the Company to provide prior to such amendment); provided, however, that (i) the Company shall not indemnify Indemnitee hereunder for any Nonreimburseable Liability, (ii)  except as provided in Section 6 or in any Other Rights, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with a Proceeding initiated by Indemnitee (other than in a Corporate Status capacity) against the Company or any director or officer of the Company unless the Company has joined in or consented in writing to the initiation of such action and [(iii) except as provided in Section 6 or in any Other Rights, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with a Proceeding arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any similar successor statute.]

(b)       In addition, to the extent that Indemnitee is a witness in any Proceeding, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

2.             Advancement of Expenses.

(a)  Procedure for Advancement of Expenses. The Company shall pay for or reimburse the reasonable Expenses incurred by Indemnitee in connection with a Proceeding to which Indemnitee was or is a Party because of Indemnitee’s Corporate Status in advance of final disposition of the Proceeding if:

(i)  Indemnitee furnishes the Company a written affirmation of Indemnitee’s good faith belief that his or her conduct did not constitute behavior of the kind that could result in Nonreimbursable Liability and that Indemnitee is entitled to indemnification pursuant to Section 1 of this Agreement; and

(ii)  Indemnitee furnishes the Company a written undertaking to repay any advances if it is ultimately determined that Indemnitee is not entitled to indemnification under this Agreement or any Other Rights. Such undertaking must be an unlimited general obligation of Indemnitee but need not be secured and shall be accepted without reference to the financial ability of Indemnitee to make repayment.

(b)       Subject to Section 5, the Company shall pay for or reimburse any Expenses to be paid by the Company pursuant to Section 2(a) as promptly as practicable after the later of (i) the Company’s receipt of the affirmation and undertaking required pursuant to Section 2(a) and (ii) the Company’s receipt of invoices for specific Expenses to be reimbursed or advanced. Any advances and undertakings to repay pursuant to this Section 2 shall be unsecured and interest free.  The obligation of the Company to advance Expenses pursuant to this Section 2 shall be subject to the condition that, if, when and to the extent that the Company determines that Indemnitee would not be permitted to be indemnified under applicable law, the Company shall be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Company that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding, and (i) the Company shall be required to continue to make advances of Expenses and (ii) Indemnitee shall not be required to reimburse the Company for any advance of Expenses, unless and until a final judicial determination (as to which all rights of appeal therefrom have been exhausted or have expired) is made that Indemnitee is not permitted to be indemnified under applicable law.

3.             Indemnification for Expenses of a Party Who is Partly Successful. If Indemnitee is not wholly successful in any Proceeding to which Indemnitee was or is a Party because of Indemnitee’s Corporate Status, but is successful on the merits or otherwise in defense of one or more but less than all claims, issues or matters in such Proceeding, including without limitation by the dismissal of any claims, issues or matters without prejudice, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by or on behalf of Indemnitee in connection with each successfully resolved claim, issue or matter.

4.             Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Liability, but not for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

5.             Procedures and Presumptions for Determination of Reasonableness of Expenses.  The Company acknowledges that indemnification of, and advance of expenses to, Indemnitee has been pre-authorized by the Company as permitted by Section 14-2-859(a) of the GBCC by approval by the shareholders of Article VI of the Company’s Articles, and that pursuant to the authority exercised under Section 14-2-856 of the GBCC, no determination need be made for a specific Proceeding that such indemnification of or advances of Expenses to the Indemnitee is permissible in the circumstances because he or she has met a particular standard of conduct.  Nevertheless, the following procedures with respect to requests for indemnification and advancement of Expenses under this Agreement shall apply:

(a)           To obtain indemnification for any Liability or any advancement of Expenses under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as the Company may reasonably request. The Chief Legal Officer of the Company (or in the absence of the Chief Legal Officer, the Chief Financial Officer of the Company) shall, promptly upon receipt of such a request, advise the Board of Directors in writing of the Indemnitee’s request and the basis therefor. Any Expenses incurred by Indemnitee in connection with Indemnitee’s request shall be borne by the Company.

(b)           Except as provided below, evaluation as the reasonableness of Expenses of Indemnitee shall be made as follows:

(i)            If there are two or more Disinterested Directors, by the Board of Directors of the Company by a majority vote of all the Disinterested Directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more Disinterested Directors appointed by such a vote; or

(ii)           Where there are fewer than two Disinterested Directors, by the Board of Directors by the  vote necessary for action by the Board of Directors in accordance with GBCC Section 14-2-824(c), in which evaluation directors who do not qualify as Disinterested Directors may participate; or

(iii)          By the shareholders, but shares owned or voted under the control of a director or officer who at the time does not qualify as a Disinterested Director or Disinterested Officer with respect to the Proceeding may not be voted on the authorization.

(c)           If the person(s) or entity empowered or selected under Section 5(b) to evaluate the reasonableness of Indemnitee’s Expenses shall not have made a determination within sixty (60) days after the later of (i) the Company’s receipt of the affirmation and undertaking required pursuant to Section 2(a) and (ii) the Company’s receipt of invoices for specific Expenses to be reimbursed or advanced after receipt by the Company of the request therefor, the requisite determination that such Expenses are reasonable shall be deemed to have been made and Indemnitee shall be entitled to payment or reimbursement of such Expenses.

(d)           Indemnitee shall cooperate with the person(s) or entity making such evaluation with respect to Indemnitee’s Expenses, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such evaluation. Any member of the Board of Directors, or shareholder of the Company shall act reasonably and in good faith in making any evaluation under this Agreement. Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such evaluation shall be borne by the Company irrespective of the result of such evaluation and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

6.             Remedies of Indemnitee; Legal Fees and Expenses.

(a)           If (i) advancement of Expenses is not timely made pursuant to Section 2 of this Agreement, or payment of any Liability subject to indemnification hereunder is not made within fifteen (15) business days after Indemnitee has submitted a request therefor pursuant to Section 5 of this Agreement, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Georgia, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification or advancement of Expenses. The Company shall not oppose Indemnitee’s right to seek any such adjudication.

(b)           In the event that Indemnitee seeks an interpretation or judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, this Agreement, or to recover under any directors’ and officers’ liability insurance policies maintained by the Company, the Company shall pay on Indemnitee’s behalf, in advance, any and all expenses (of the types described in the definition of Expenses in Section 16 of this Agreement) actually and reasonably incurred by Indemnitee in such interpretation or judicial adjudication, regardless of whether Indemnitee ultimately is determined to be entitled to the interpretation, indemnification, advancement of Expenses or insurance recovery involved therein.

(c)           The Company shall be precluded from asserting in any judicial proceeding commenced pursuant to this Section 6 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.

7.             Presumptions of Entitlement.

(a)           If any determination of entitlement to indemnification under this Agreement shall be required at any time by law or otherwise, to the extent permitted by law the person, persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(b)           The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the rights to indemnification and to advancement of Expenses under this Agreement.

8.             No Presumptions as to Certain Termination Events of a Proceeding. For purposes of this Agreement, the termination of a Proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that Indemnitee engaged in any behavior that results in Nonreimbursable Liability or otherwise failed to meet any standard of conduct relevant to Indemnitee’s rights under applicable law.

9.             Non-Exclusivity; Vested Rights: Insurance.

(a)           The rights of indemnification as provided by this Agreement (including without limitation the right to advancement of Expenses) shall be in addition to, and not in lieu of, any other rights to which Indemnitee may at any time be entitled under the GBCC, applicable law, the Company’s Articles or Bylaws, any agreement, a vote of shareholders or a resolution of directors, or any other Other Rights. Except as required by applicable law, the Company (including any successor) shall not amend, alter or repeal its Articles or Bylaws or any provision thereof (including without limitation by merger) if the effect of doing so would be to deny, diminish or encumber Indemnitee’s rights to indemnification and advancement of Expenses under this Agreement, and no such action shall be effective so to deny, diminish or encumber any of such rights, whether or not any Proceeding shall be pending or threatened against or involving Indemnitee at the time of such action. No amendment, alteration or termination of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment or alteration or termination. To the extent that a change in the GBCC, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the GBCC, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

(b)           The Company may maintain an insurance policy or policies against liability arising out of this Agreement or otherwise.

10.           Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee. Following receipt of indemnification payments hereunder, as further assurance, Indemnitee shall execute all papers required and take all action reasonably necessary to secure such rights, including execution of such documents as are reasonably necessary to enable the Company to bring suit to enforce such rights.

11.           No Duplication of Payment. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

12.           Defense of Claims. The Company, separately or jointly with any other indemnifying party, shall be entitled to participate in the defense of any Proceeding to which Indemnitee is a Party by reason of Indemnitee’s Corporate Status or to assume the defense thereof, with counsel reasonably satisfactory to Indemnitee, provided, however, if Indemnitee concludes in good faith that (a) the use of counsel chosen by the Company to represent Indemnitee would likely present such counsel with an actual or potential conflict, or (b) any such representation by counsel would be precluded under the applicable standards of conduct then prevailing, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel, and if requested by the Company, jointly with any other directors or officers who are Parties to such Proceeding unless a circumstance of the type referred to in the preceding clause (a) or clause (b) applies with respect to such joint representation) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without the Company’s prior written consent. The Company shall not, without the prior written consent of Indemnitee, effect any settlement of any Proceeding unless such settlement solely involves the payment of money and includes a complete and unconditional release of Indemnitee from all liability on any claims that are the subject matter of the Proceeding.  Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided, however, that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

13.           Successors and Binding Agreement.

(a)           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business or assets of the Company, by agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including any person or entity acquiring directly or indirectly all or substantially all the business or assets of the Company whether by purchase, merger, share exchange, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement). All rights and remedies of Indemnitee hereunder shall continue to apply and shall be unaffected by any merger or other transaction in which another person or entity shall become a successor to the Company, and notwithstanding anything in this Agreement or GBCC Section 14-2-859(b) or any similar statute to the contrary, such successor shall be and remain fully obligated by this Agreement after such merger or other transaction.

(b)           Indemnitee’s right to indemnification and advancement of Expenses pursuant to this Agreement shall continue in accordance with Section 14 regardless of whether Indemnitee has ceased for any reason Indemnitee’s service to the Company and this Agreement shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, successors, spouses, heirs, assigns and other successors.

(c)           This Agreement is personal in nature and neither of the parties hereto shall, without the prior written consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 13(a) and 13(b).

14.           Duration of Agreement. All agreements and obligations of the Company contained herein shall continue during the period Indemnitee is serving as a director or officer of the Company or in any other capacity having Corporate Status and shall continue thereafter and apply in connection with any proceeding to which Indemnitee is at any time made a Party by reason of Indemnitee’s Corporate Status, whether or not any such Proceeding shall be pending or threatened against or involving Indemnitee at the time Indemnitee no longer is serving as a director or officer of the Company or in any other capacity having Corporate Status.

15.           Enforcement; Reliance.

(a)       The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company; provided that this Agreement shall not supersede any Other Right to which Indemnitee may be entitled.

(b)       This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof.

16.           Definitions.  For purposes of this Agreement:

(a)   “Corporate Status” describes the status of a person who is or was a director or officer of the Company or an individual who, while a director or officer of the Company, is or was serving at the Company’s request as a director, officer, partner, trustee, employee, administrator or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, entity, or other enterprise. “Corporate Status” also describes a person’s service in connection with an employee benefit plan at the Company’s request if such person’s duties to the Company also impose duties on, or otherwise involve services by, such person to the plan or to participants in or beneficiaries of the plan. “Corporate Status” also refers to all actions that such person takes or does not take while serving in any of the foregoing capacities.  “Corporate Status” includes, in reference to a particular person unless the context requires otherwise, the estate or personal representative of such person.

(b)  “Disinterested Director” or “Disinterested Officer” means a director or officer, respectively, who at the time of a vote referred to in Section 5 of this Agreement is not:

(i)         A Party to the Proceeding; or

(ii)        An individual having a familial, financial, professional, or employment relationship with the director or officer whose rights hereunder are the subject of the decision being made, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director’s or officer’s judgment when voting on the decision being made.

(c)  “Expenses” include the reasonable out-of-pocket fees and expenses incurred by Indemnitee, including counsel fees and expenses.

(d)  “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable Expenses incurred with respect to a Proceeding.

(e)  “Nonreimbursable Liability” shall mean any Liability or Expenses incurred in a Proceeding in which Indemnitee is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company (i) for any appropriation, in violation of his or her duties, of any business opportunity of the Company; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in GBCC Section 14-2-832; or (iv) for any transaction from which he or she received an improper personal benefit.

(f)  “Party” includes an individual who was, is or is threatened to be made a named defendant or respondent in a Proceeding.

(g)  “Proceeding” means any threatened, pending, or completed action, suit, or proceeding, including discovery, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal and including any action brought under the federal securities laws.

17.           Severability. If any provision or provisions of this Agreement shall be held by a court of competent jurisdiction to be invalid, void, illegal or otherwise unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

18.           Modification and Waiver. No supplement, modification, termination or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

19.           Notice By Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification covered hereunder. The failure to so notify the Company shall not relieve the Company of any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such failure or delay materially prejudices the Company.

20.           Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)  If to Indemnitee, to the address set forth below Indemnitee’s signature hereto;

(b)  If to the Company, to:

 Equifax Inc.

1550 Peachtree St., N.W.

Atlanta, GA 30309

Attention: Chief Legal Officer

, or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

21.           Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

22.           Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

23.           Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia without application of the conflict of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

EQUIFAX INC.

By
Kent E. Mast
Corporate Vice President and
Chief Legal Officer

INDEMNITEE

Name:
Address: